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EXHIBIT 11.1
                            CERION TECHNOLOGIES INC.

                            COMPUTATION OF NET INCOME
                                PER COMMON SHARE

                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                  Three Months Ended                  Nine Months Ended
                                                  ------------------                  -----------------
                                            September 26,     September 27,     September 26,     September 27,
                                                 1997              1996              1997              1996
                                            -------------     -------------     -------------     -------------
Net income                                      $   45            $  467            $  120            $3,585
                                                ======            ======            ======            ======
Shares:
   Weighted average common shares
       outstanding during the period             7,028             7,016             7,023             6,157
   Common equivalent shares                        -                 -                 -                 -
                                                ------            ------            ------            ------
Average common and dilutive
   equivalent shares outstanding                 7,028             7,016             7,023             6,157
                                                ======            ======            ======            ======
Net income per common share                     $ 0.01            $ 0.07            $ 0.02            $ 0.58
                                                ======            ======            ======            ======


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